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Exhibit 10.25

CONFIDENTIAL PROVISIONS REDACTED

Amendment No. 2
to
Asset Purchase Agreement

        This Amendment No. 2 to Asset Purchase Agreement (this "Amendment"), effective as of October 19, 2009 (the "Amendment Effective Date"), is made by and between Facet Biotech Corporation, a Delaware corporation ("Facet"), and EKR Therapeutics, Inc., a Delaware corporation ("EKR"). Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the meanings assigned thereto in the Asset Purchase Agreement, effective February 4, 2008, between Facet (as successor in interest to PDL BioPharma, Inc. thereunder) and EKR, as amended March 7, 2008 (as amended, the "Agreement").

        WHEREAS, Facet and EKR desire to amend the Agreement in accordance with Section 14.7 of the Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, Facet and EKR agree as follows:

        1.     Within two (2) business days after the Amendment Effective Date, EKR shall pay to Facet a one-time, non-refundable, non-creditable amendment fee of Two Million United States Dollars ($2,000,000), which payment EKR shall make by wire transfer in immediately available funds to such account as Facet has notified EKR.

        2.     The definition of "Net Sales" in Section 1.60 of the Agreement is deleted in its entirety and replaced with the following definition:

          ""Net Sales" shall mean, the gross invoiced sales amount of the Cardene PMB Product or any Ularitide product, as applicable, [****]*, and in each case less the following items ("Net Sales Adjustments") as applicable to the Cardene PMB Product or the Ularitide product, as applicable, to the extent such items are reasonable and customary under industry practices and [****]* and are consistent in application with [****]*:

*
Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

          (a)   actual credits or allowances granted upon returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions, or billing corrections during the accounting period in which such sales are recorded;

          (b)   invoiced freight, postage, shipping and insurance, handling, export fees or tariffs, customs expenses and other transportation costs actually incurred by Buyer;

          (c)   credits or allowances actually granted including, without limitation, quantity, cash and other trade discounts (collectively, "Credits"), provided, however, Credits shall not include any credit, allowance or discount given with respect to the sale of the [****]*;

*
Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

          (d)   taxes (including, without limitation, sales, value-added or excise taxes, but excluding income taxes imposed on the income of Buyer or its Affiliates and withholding taxes imposed on amounts payable to Buyer or its Affiliates), tariffs, customs duties, surcharges and other governmental charges incurred in connection with the production, sale, transportation, delivery, use, exportation or importation of CV Products that are incurred at time of sale or are directly related to the sale;

          (e)   discounts, refunds, rebates, charge backs, fees, credits or allowances (including, without limitation, amounts incurred in connection with government-mandated rebate and discount programs, third party rebates and charge backs, hospital buying group/group purchasing organization administration fees and managed care organization rebates) actually deducted from payment of invoices by customers or paid to customers during the accounting period in which such sales are recorded, offset by any such amounts that had been deducted from invoices or paid to customers in error and have been paid back to Buyer; and

          (f)    distribution fees and sales commissions to third parties, actually paid or incurred at the time of sale and which effectively reduce the selling price,

  all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied. For the avoidance of doubt, the transfer of any Cardene PMB Product by Buyer or its Affiliates to another Affiliate of Buyer for purposes of sale to an independent third party shall not be considered a sale; in such cases, Net Sales shall be determined based on the gross invoiced sales by such Affiliate to an independent third party, less the Net Sales Adjustments allowed under this Section."

        3.     Section 3.1(b)(ii) of the Agreement is deleted in its entirety.

        4.     Subpart (A) of Section 3.1(b)(iii) is amended and replaced in its entirety with the following:

            "(A) the following royalties on Net Sales of the Cardene PMB Product commencing on July 1, 2009 through June 30, 2010 and each 12-month period thereafter until December 31, 2017:

Net Sales Per 12-month Period (July 1 through the following June 30)	Royalty Rate
$0 - $40,000,000	12%
$40,000,001 - $80,000,000	14%
>$80,000,001	17%

    however, in the event of a Successful Launch of a Generic PMB, the royalty rates set forth in this Section 3.3(b)(iii)(A) shall be reduced by fifty percent (50%) (i.e., divided by two (2));"

        5.     EKR and Facet acknowledge that the amendment of Section 3.1(b)(iii)(A) set forth in Section 4 of this Amendment is retroactively effective and applies to all Net Sales of the Cardene PMB Product on or after July 1, 2009. Within two (2) business days after the Amendment Effective Date, EKR shall pay to Facet the royalties that would have been due to Facet under Section 3.1(b)(iii)(A) through the Amendment Effective Date, less the amount of royalties EKR has paid to Facet with respect to Net Sales of the Cardene PMB Product occurring on or after July 1, 2009. EKR and Facet further acknowledge that all royalties on Net Sales of Cardene PMB Product reported by EKR to Facet for the quarter ending June 30, 2009 have been paid and that no amounts are due and owing with respect to the amount of such Net Sales EKR reported to Facet.

        6.     The Agreement is amended by adding new Section 3.1(b)(iv), which provides:

    "iv.    If Buyer or its Affiliates shall enter into an agreement to out-license rights to sell the Cardene PMB Product outside the Territory, which agreement would not be deemed a Distribution Agreement (as defined below) (an "Outlicense"), or enter into a distributor, reseller or other similar agreement (a "Distribution Agreement") for the sale of the Cardene PMB Product outside the Territory, then Buyer shall pay Seller twenty percent (20%) of all consideration and contingent payments, whether in cash or in kind, received by Buyer or its Affiliates under such Outlicenses and Distribution Agreements, including, but not limited to, upfront payments, milestones and royalties, to the extent Buyer or its Affiliates earns such consideration or payments before December 31, 2017. If Buyer or its Affiliates shall receive non-cash consideration or contingent payments under any Outlicense or Distribution Agreement, the fair market value of such non-cash consideration or payment on the date of such transfer as known to Buyer, or as reasonably estimated by Buyer if unknown, shall be included in determining payments due to Seller hereunder."

        7.     EKR acknowledges that it assumed at the Closing, and hereby expressly assumes, all of the obligations of PDL BioPharma, Inc. (which obligations were originally obligations of Centocor, Inc.) (the "Obligations") under the Amended and Restated Agreement dated November 23, 1998 (the "DuPont Agreement"), between Centocor, Inc. and DuPont Pharmaceuticals Company ("DuPont"). EKR shall perform all of the Obligations arising on or after the Closing Date and thereafter, including the royalty payment obligations to Royalty Pharma Finance Trust (the assignee of DuPont with respect to certain rights under the DuPont Agreement), and shall promptly pay to Royalty Pharma Finance Trust or its designee or assignee all amounts due and owing under the DuPont Agreement within five (5) business days after the Amendment Effective Date. For the avoidance of doubt, the DuPont Agreement is hereby added to the list of Assumed Contracts set forth in Attachment 2.1(p).

        8.     Except as amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

        9.     This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

        IN WITNESS WHEREOF, the parties hereby accept and agree to the terms and conditions of this Amendment as of the date set forth above.

Facet Biotech Corporation
By:	/s/ Andrew Guggenhime
Name:	Andrew Guggenhime
Title:	SVP & CFO
EKR Therapeutics, Inc.
By:	/s/ Howard Weisman
Name:	Howard Weisman
Title:	President and Chief Executive Officer

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  Exhibit 10.25
CONFIDENTIAL PROVISIONS REDACTED
Amendment No. 2 to Asset Purchase Agreement